As filed with the Securities and Exchange Commission on June 27, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HELICOS BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

05-0587367

(I.R.S. Employer Identification No.)

Helicos BioSciences Corporation

One Kendall Square

Building 700

Cambridge, MA 02139

(Address of Principal Executive Offices) (Zip Code)

2003 Stock Option and Incentive Plan

2007 Stock Option and Incentive Plan

(Full Title of the Plan)

Stanley N. Lapidus

President and Chief Executive Officer

Helicos BioSciences Corporation

One Kendall Square

Building 700

Cambridge, MA  02139

(Name and Address of Agent for Service)

(617) 264-1800

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Mark C. Solakian, Esq.
Vice President and General Counsel

Helicos BioSciences Corporation

One Kendall Square, Bldg. 700

Cambridge, MA 02139

(617) 264-1800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
2003 Stock Option and Incentive Plan	128,229	$0.45	$57,703.05	(2)
Common Stock, par value $.001 per share	46,554	$0.585	$27,234.09	(2)
	445,673	$1.80	$802,211.40	(2)
	84,663	$8.865	$750,537.50	(2)
	502,926	$11.07	$5,567,390.82	(2)
	255,219	$11.79	$3,009,032.01	(2)
2007 Stock Option and Incentive Plan	272,720	$8.63	$12,429,150.38	(2)
Common Stock, par value $.001 per share	1,167,546	$8.30	$9,690,631.80	(3)
Total	2,903,530		$32,333,891.05		$992.65

(1)             Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)             Such shares are issuable upon exercise of outstanding options with fixed exercise prices.  Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)             An assumed price of $8.30 per share, which on June 26, 2007 was the average of the high and low prices reported on form NASDAQ Global Market of the Registrant’s common stock, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h) and has been used only for those shares without a fixed exercise price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Introductory Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)                                  The Registrant’s Prospectus dated May 24, 2007, as filed contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-140973), as amended;

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2006; and

(c)                                  The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act, on May 18, 2007, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Edmund R. Pitcher, Esq., a partner of Goodwin Procter LLP, currently beneficially owns 11,628 shares of the Registrant’s common stock.

Item 6.    Indemnification of Directors and Officers.

The Delaware General Corporation Law and the Registrant’s bylaws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, the Registrant will indemnify its directors and officers with respect to actions taken by them in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s Amended and Restated By-laws filed as Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-140973).

The Registrant is party to an underwriting agreement which provides that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act.  Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-140973).

The Registrant has entered into agreements with certain of its directors that also provide for such indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has an existing directors and officers liability insurance policy to insure such persons against certain liabilities.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on June 27, 2007.

HELICOS BIOSCIENCES CORPORATION

By:	/s/ Stanley N. Lapidus
Stanley N. Lapidus
President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Helicos BioSciences Corporation (the “Company”), hereby severally constitute and appoint Stanley N. Lapidus and Louise A. Mawhinney, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on June 27, 2007:

/s/ Stanley N. Lapidus	President, Chief Executive Officer,
Stanley N. Lapidus	and Director (Principal Executive Officer)

/s/ Louise A. Mawhinney	Senior Vice President and Chief Financial
Louise A. Mawhinney	Officer (Principal Financial and Accounting Officer)

/s/ Noubar B. Afeyan, PhD	Chairman of Board of Directors
Noubar B. Afeyan, PhD

/s/ Brian G. Atwood	Director
Brian G. Atwood

/s/ Claire M. Fraser-Liggett, PhD	Director
Claire M. Fraser-Liggett, PhD

/s/ Peter Barrett, PhD	Director
Peter Barrett, PhD

/s/ Robert F. Higgins	Director
Robert F. Higgins

/s/ Theo Melas-Kyriazi	Director
Theo Melas-Kyriazi

/s/ Steven St. Peter, MD	Director
Steven St. Peter, MD

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1

Fourth Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-140973) and incorporated herein by reference)

3.2	Amended and Restated By-laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (No. 333-140973) and incorporated herein by reference)
4.1	Specimen Stock Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-140973) and incorporated herein by reference)
5.1	Opinion of Goodwin Procter LLP
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included as part of the signature page of this Registration Statement)